UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No.2)*



                            MCI, Inc. (the "Issuer")
--------------------------------------------------------------------------------
                                (Name of Issuer)

        Shares of common stock, $0.01 par value per share, of the Issuer
                               ("Common Shares")
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    552691206
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)
      [X] Rule 13d-1(c)
      [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------
CUSIP No. 552691206                   13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Carlos Slim Helu

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            43,447,684 Common Shares (see Item 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           43,447,684 Common Shares (see Item 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      43,447,684 Common Shares (see Item 4(a))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      13.7% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                   13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Carlos Slim Domit

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            43,447,684 Common Shares (see Item 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           43,447,684 Common Shares (see Item 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      43,447,684 Common Shares (see Item 4(a))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      13.7% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                   13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Marco Antonio Slim Domit

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            43,447,684 Common Shares (see Item 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           43,447,684 Common Shares (see Item 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      43,447,684 Common Shares (see Item 4(a))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      13.7% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                   13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Patrick Slim Domit

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            43,447,684 Common Shares (see Item 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           43,447,684 Common Shares (see Item 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      43,447,684 Common Shares (see Item 4(a))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      13.7% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                   13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Maria Soumaya Slim Domit

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            43,447,684 Common Shares (see Item 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           43,447,684 Common Shares (see Item 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      43,447,684 Common Shares (see Item 4(a))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      13.7% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                   13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Vanessa Paola Slim Domit

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            43,447,684 Common Shares (see Item 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           43,447,684 Common Shares (see Item 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      43,447,684 Common Shares (see Item 4(a))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      13.7% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                   13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Johanna Monique Slim Domit

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            43,447,684 Common Shares (see Item 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           43,447,684 Common Shares (see Item 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      43,447,684 Common Shares (see Item 4(a))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      13.7% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                   13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Carso Global Telecom, S.A. de C.V.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            28,536,570 Common Shares (see Item 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           28,536,570 Common Shares (see Item 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      28,536,570 Common Shares (see Item 4(a))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.0% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                   13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Telefonos de Mexico, S.A. de C.V.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            25,620,055 Common Shares (see Item 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           25,620,055 Common Shares (see Item 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      25,620,055 Common Shares (see Item 4(a))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.1% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                   13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Controladora de Servicios de Telecomunicaciones, S.A. de C.V.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            25,620,055 Common Shares (see Item 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           25,620,055 Common Shares (see Item 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      25,620,055 Common Shares (see Item 4(a))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.1% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                   13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Global Telecom LLC

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            2,916,515 Common Shares (see Item 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           2,916,515 Common Shares (see Item 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,916,515 Common Shares (see Item 4(a))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.9% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                   13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Grupo Financiero Inbursa, S.A. de C.V.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            6,987,106 Common Shares (see Item 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           6,987,106 Common Shares (see Item 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,987,106 Common Shares (see Item 4(a))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      2.2% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                   13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Inmobiliaria Inbursa, S.A. de C.V.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            1,085,726 Common Shares (see Item 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           1,085,726 Common Shares (see Item 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,085,726 Common Shares (see Item 4(a))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.3% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                   13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Promotora Inbursa, S.A. de C.V.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            1,444,803 Common Shares (see Item 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           1,444,803 Common Shares (see Item 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,444,803 Common Shares (see Item 4(a))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.5% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                   13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Banco Inbursa, S.A. Institucion de Banca Multiple Grupo Financiero Inbursa

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            2,600,000 Common Shares (see Item 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           2,600,000 Common Shares (see Item 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,600,000 Common Shares (see Item 4(a))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.8% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      BK

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                   13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Inmobiliaria para el Desarrollo de Proyectos, S.A. de C.V.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            1,856,577 Common Shares (see Item 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           1,856,577 Common Shares (see Item 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,856,577 Common Shares (see Item 4(a))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.6% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                   13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Inmobiliaria Carso, S.A. de C.V.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            6,643,468 Common Shares (see Item 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           6,643,468 Common Shares (see Item 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,643,468 Common Shares (see Item 4(a))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      2.1% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                   13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Orient Star Holdings LLC

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            6,643,468 Common Shares (see Item 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           6,643,468 Common Shares (see Item 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,643,468 Common Shares (see Item 4(a))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      2.1% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                   13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      U.S. Commercial Corp., S.A. de C.V.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            1,280,540 Common Shares (see Item 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           1,280,540 Common Shares (see Item 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,280,540 Common Shares (see Item 4(a))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.4% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                   13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Commercial LLC

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            1,280,540 Common Shares (see Item 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           1,280,540 Common Shares (see Item 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,280,540 Common Shares (see Item 4(a))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.4% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

     (a)    Name of Issuer:

            MCI, Inc. (the "Issuer")

     (b)    Address of Issuer's Principal Executive Offices:

            22001 Loudoun County Parkway
            Ashburn, VA  20147

Item 2.

     (a)    Name of Persons Filing:

            This statement is filed pursuant to Rule 13d-2(b) under the Securities Exchange Act of 1934, as amended (the "Act"), by the persons listed below (the "Reporting Persons").

            (1)

            Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (collectively, the "Slim Family") directly and indirectly beneficially own a majority of the outstanding voting and equity securities of each of Carso Global Telecom, S.A. de C.V. ("CGT"), Telefonos de Mexico, S.A. de C.V. ("Telmex"), Controladora de Servicios de Telecomunicaciones, S.A. de C.V. ("Consertel"), Global Telecom LLC, Grupo Financiero Inbursa, S.A. de C.V. ("GFI"), Inmobiliaria Inbursa, S.A. de C.V. ("Inmobiliaria Inbursa"), Promotora Inbursa, S.A. de C.V. ("Promotora"), Banco Inbursa, S.A. Institucion de Banca Multiple Grupo Financiero Inbursa ("Banco Inbursa"), Inmobiliaria para el Desarrollo de Proyectos, S.A. de C.V. ("IDP"), Inmobiliaria Carso, S.A. de C.V. ("Inmobiliaria Carso"), Orient Star Holdings LLC ("Orient Star"), U.S. Commercial Corp., S.A. de C.V. ("U.S. Commercial") and Commercial LLC.

            (2)

            CGT, a sociedad anonima de capital variable organized under the laws of the United Mexican States ("Mexico"), is a holding company with interests in telecommunications and media companies, and is the indirect beneficial owner through its majority-owned subsidiary, Telmex, and its wholly-owned subsidiary, Global Telecom LLC.

            (3)

            Telmex, a sociedad anonima de capital variable organized under the laws of Mexico, is the leading provider of local and long distance telephone services in Mexico. The Common Shares deemed beneficially owned by Telmex are beneficially owned indirectly through its wholly-owned subsidiary, Consertel.

            (4)

            Consertel, a sociedad anonima de capital variable organized under the laws of Mexico, is a holding company with portfolio investments in various companies.

            (5)

            Global Telecom LLC, a Delaware limited liability company, is a holding company with portfolio investments in various companies.

            (6)

            GFI is a sociedad anonima de capital variable organized under the laws of Mexico. GFI is a financial services holding company. The Common Shares deemed beneficially owned by GFI are beneficially owned indirectly through its wholly-owned subsidiaries, Inmobiliaria Inbursa, Promotora, Banco Inbursa and IDP.

            (7)

            Inmobiliaria Inbursa, a sociedad anonima de capital variable organized under the laws of Mexico, is a holding company with portfolio investments in various companies.

            (8)

            Promotora, a sociedad anonima de capital variable organized under the laws of Mexico, is a holding company with portfolio investments in various companies.

            (9)

            Banco Inbursa, a sociedad anonima organized under the laws of Mexico, is a financial institution duly authorized by the Mexican Ministry of Finance ("Secretaria de Hacienda y Credito Publico") to render services as a banking institution in Mexico or abroad as permitted by applicable law.

            (10)

            IDP, a sociedad anonima de capital variable organized under the laws of Mexico, is a company engaged in the real estate business and has portfolio investments in various companies.

            (11)

            Inmobiliaria Carso, a sociedad anonima de capital variable organized under the laws of Mexico, is a holding company with portfolio investments in various companies, and is the sole member of Orient Star.

            (12)

            Orient Star is a Delaware limited liability company with portfolio investments in various companies.

            (13)

            U.S. Commercial, a sociedad anonima de capital variable organized under the laws of Mexico, is a holding company with portfolio investments in various companies, and is the sole member of Commercial LLC. The Common Shares deemed beneficially owned by U.S. Commercial are beneficially owned indirectly through its wholly-owned subsidiary, Commercial LLC.

            (14)

            Commercial LLC, a Delaware limited liability company, is a holding company with portfolio investments in various companies.

     (b)    Address of Principal Business Office:

            (i) The principal business address for each member of the Slim Family is:

            Paseo de las Palmas #736
            Colonia Lomas de Chapultepec
            11000 Mexico, D.F.
            Mexico

            (ii) CGT's principal business address is:

            Avenida Insurgentes Sur #3500
            Colonia Pena Pobre
            Delegacion Tlalpan
            14060 Mexico, D.F.
            Mexico

            (iii) Telmex's principal business address is:

            Parque Via 190
            Col. Cuauhtemoc
            06599 Mexico, D.F.
            Mexico


            (iv) Consertel's principal business address is:

            Parque Via 198
            Col. Cuauhtemoc
            06599 Mexico, D.F.
            Mexico

            (v) Global Telecom LLC's principal business address is:

            477 Madison Ave.
            6th Floor
            New York, NY 10022

            (vi) GFI's principal business address is:

            Paseo de las Palmas #736
            Colonia Lomas de Chapultepec
            11000 Mexico, D.F.
            Mexico

            (vii) Inmobiliaria Inbursa's principal business address is:

            Paseo de Las Palmas #736
            Colonia Lomas de Chapultepec
            11000 Mexico, D.F.
            Mexico


            (viii) Promotora's principal business address is:

            Paseo de Las Palmas #736
            Colonia Lomas de Chapultepec
            11000 Mexico, D.F.
            Mexico

            (ix) Banco Inbursa's principal business address is:

            Paseo de Las Palmas #736
            Colonia Lomas de Chapultepec
            11000 Mexico, D.F.
            Mexico

            (ix) IDP's principal business address is:

            Paseo de Las Palmas #736
            Colonia Lomas de Chapultepec
            11000 Mexico, D.F.
            Mexico

            (xi) Inmobiliaria Carso's principal business address is:

            Avenida Insurgentes Sur #3500
            Colonia Pena Pobre
            Delegacion Tlalpan
            14060 Mexico, D.F.
            Mexico

            (xii) Orient Star's principal business address is:

            477 Madison Ave.
            6th Floor
            New York, NY 10022

            (xiii) U.S. Commercial's principal business address is:

            Miguel de Cervantes Saavedra 255
            Col. Ampliacion Granada
            11520 Mexico, D.F.
            Mexico

            (xiv) Commercial LLC's principal business address is:

            477 Madison Ave.
            6th Floor
            New York, NY 10022

     (c)    Citizenship:

            Each member of the Slim Family is a Mexican citizen. CGT, Telmex, Consertel, GFI, Inmobiliaria Inbursa, Promotora, Banco Inbursa, IDP, Inmobiliaria Carso and U.S. Commercial are Mexican corporations, and Global Telecom LLC, Orient Star and Commercial LLC are Delaware limited liability companies.

     (d)    Title of Class of Securities:

            Shares of common stock, $0.01 par value per share, of the Issuer ("Common Shares").

     (e)    CUSIP Number:

            552691206

Item 3.     If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), check whether the person filing is a(n):

     (a)       Broker or dealer registered under Section 15 of the Act;

     (b)       Bank as defined in Section 3(a)(6) of the Act;

     (c)       Insurance company as defined in Section 3(a)(19) of the Act;

     (d) Investment company registered under Section 8 of the Investment Company Act;

     (e)       Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act; or

     (j)       Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

     (a)    Amount Beneficially Owned:

            As of the date of this filing:

            (i)

            Telmex, through its wholly-owned subsidiary, Consertel, beneficially owns indirectly 25,620,055 Common Shares;

            (ii)

            Consertel directly beneficially owns 25,620,055 Common Shares;

            (iii)

            Global Telecom directly beneficially owns 2,916,515 Common Shares;

            (iv)

            CGT, which directly beneficially owns a majority of the outstanding voting and equity securities of Telmex and indirectly beneficially owns a majority of the outstanding voting and equity securities of Global Telecom LLC, may be deemed to have indirect beneficial ownership of the 2,916,515 Common Shares beneficially owned directly by Global Telecom LLC and the 25,620,055 Common Shares beneficially owned directly by Consertel;

            (v)

            Inmobiliaria Inbursa directly beneficially owns 1,085,726 Common Shares;

            (vi)

            Promotora directly beneficially owns 1,444,803 Common Shares;

            (vii)

            Banco Inbursa directly beneficially owns 2,600,000 Common Shares;


            (viii)

            IDP directly beneficially owns 1,856,577 Common Shares;

            (ix)

            GFI, which indirectly beneficially owns a majority of the outstanding voting and equity securities of Inmobiliaria Inbursa, Promotora, Banco Inbursa and IDP may be deemed to have indirect beneficial ownership of the 6,987,106 Common Shares beneficially owned directly in the aggregate by these entities;

            (viii)

            Orient Star directly beneficially owns 6,643,468 Common Shares;

            (ix)

            Inmobiliaria Carso, as the sole member of Orient Star, may be deemed to have indirect beneficial ownership of the 6,643,468 Common Shares beneficially owned directly by Orient Star;

            (x)

            Commercial LLC directly beneficially owns 1,280,540 Common Shares;

            (xi)

            U.S. Commercial, as the sole member of Commercial LLC, may be deemed to have indirect beneficial ownership of the 1,280,540 Common Shares beneficially owned directly by Commercial LLC; and

            (xii)

            the Slim Family, which directly and indirectly owns a majority of the outstanding voting equity securities of CGT, GFI, Inmobiliaria Carso and U.S. Commercial, may be deemed to beneficially own indirectly the Common Shares that may be deemed beneficially owned by CGT, GFI, Inmobiliaria Carso and U.S. Commercial.

     (b)    Percent of Class:

            The Common Shares beneficially owned by the Reporting Persons are estimated to constitute approximately 13.7% of the issued and outstanding Common Shares, based on 317,888,234 Common Shares outstanding, as reported in the Form 10-Q filed by the Issuer with the Securities and Exchange Commission on November 4, 2004.

     (c)    Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote: -0-

            (ii)  Shared power to vote or to direct the vote:
                  43,447,684 Common Shares in the case of the Slim Family 6,987,106 Common Shares in the case of GFI
                  1,085,726 Common Shares in the case of Inmobiliaria Inbursa 1,444,803 Common Shares in the case of Promotora
                  2,600,000 Common Shares in the case of Banco Inbursa
                  1,856,577 Common Shares in the case of IDP
                  6,643,468 Common Shares in the case of Inmobiliaria Carso and Orient Star
                  28,536,570 Common Shares in the case of CGT
                  1,280,540 Common Shares in the case of Commercial LLC and U.S. Commercial
                  2,916,515 Common Shares in the case of Global Telecom LLC 25,620,055 Common Shares in the case of Telmex and Consertel

            (iii) Sole power to dispose or to direct the disposition of: -0-

            (iv)  Shared power to dispose or direct the disposition of:
                  43,447,684 Common Shares in the case of the Slim Family 6,987,106 Common Shares in the case of GFI
                  1,085,726 Common Shares in the case of Inmobiliaria Inbursa 1,444,803 Common Shares in the case of Promotora
                  2,600,000 Common Shares in the case of Banco Inbursa 1,856,577 Common Shares in the case of IDP
                  6,643,468 Common Shares in the case of Inmobiliaria Carso and Orient Star
                  28,536,570 Common Shares in the case of CGT
                  1,280,540 Common Shares in the case of Commercial LLC and U.S. Commercial
                  2,916,515 Common Shares in the case of Global Telecom LLC 25,620,055 Common Shares in the case of Telmex and Consertel

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that     [ ]
            as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:


Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not applicable.

Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.    Certifications.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true, complete and correct.


         --------------------------------
         Carlos Slim Helu


         --------------------------------
         Carlos Slim Domit                     By: /s/ Eduardo Valdes Acra
                                                   ---------------------------
                                                   Eduardo Valdes Acra
         --------------------------------          Attorney-in-Fact
         Marco Antonio Slim Domit                  February 14, 2005


         --------------------------------
         Patrick Slim Domit


         --------------------------------
         Maria Soumaya Slim Domit


         --------------------------------
         Vanessa Paola Slim Domit


         --------------------------------
         Johanna Monique Slim Domit


         CARSO GLOBAL TELECOM, S.A. DE C.V.


         --------------------------------
         By: Armando Ibanez Vazquez
         Title: Attorney-in-Fact

         GLOBAL TELECOM LLC


         --------------------------------
         By: Empresas y Controles en Comunicaciones S.A. de
         C.V., its sole member
         Name: Armando Ibanez Vazquez
         Title: Attorney-in-Fact


         TELEFONOS DE MEXICO, S.A. DE C.V.


         --------------------------------
         By: Adolfo Cerezo
         Title: Attorney-in-Fact


         CONTROLADORA DE SERVICIOS DE TELECOMUNICACIONES, S.A.
         DE C.V.


         --------------------------------
         By: Sergio Rodriguez Molleda
         Title: Attorney-in-Fact

         GRUPO FINANCIERO INBURSA, S.A. DE C.V.


         --------------------------------
         By: Raul Zepeda
         Title: Attorney-in-Fact

         PROMOTORA INBURSA, S.A. DE C.V.


         --------------------------------
         By: Juan Carrizales
         Title: Attorney-in-Fact

         INMOBILIARIA INBURSA, S.A. DE C.V.


         --------------------------------
         By: Raul Humberto Zepeda Ruiz
         Title: Attorney-in-Fact


         BANCO INBURSA, S.A. INSTITUCION DE
         BANCA MULTIPLE GRUPO FINANCIERO
         INBURSA


         --------------------------------
         By: Raul Humberto Zepeda Ruiz
         Title: Attorney-in-Fact


         INMOBILIARIA PARA EL DESARROLLO DE
         PROYECTOS, S.A. DE C.V.


         --------------------------------
         By: Javier Foncerrada Izquierdo
         Title: Attorney-in-Fact


         INMOBILIARIA CARSO, S.A. DE C.V.


         --------------------------------
         By: Armando Ibanez Vazquez
         Title: Attorney-in-Fact


         ORIENT STAR HOLDINGS LLC


         --------------------------------
         By: Inmobiliaria Carso, S.A. de C.V., its sole member
         Name:  Armando Ibanez Vazquez
         Title: Attorney-in-Fact


         U.S. COMMERCIAL CORP., S.A. DE C.V.


         --------------------------------
         By: Jose de Jesus Gallardo
         Title: Attorney-in-Fact


         COMMERCIAL LLC


         --------------------------------
         By: U.S. Commercial Corp., S.A. de C.V., its sole
         member
         Name:  Jesus Gallardo
         Title:  Attorney-in-Fact

                                  Exhibit Index

Exhibit 24.1 Powers of Attorney for CGT, Global Telecom LLC, Consertel, Inmobiliaria Inbursa, Banco Inbursa, IDP, Inmobiliaria Carso and U.S. Commercial.

Exhibit 99.1 Joint Filing Agreement, dated as of February 14, 2005, by and among the Slim Family, CGT, Telmex, Consertel, Global Telecom LLC, GFI, Inmobiliaria Inbursa, Promotora, Banco Inbursa, IDP, Inmobiliaria Carso, Orient Star, U.S. Commercial and Commercial LLC.

The Powers of Attorney for the Slim Family, Telmex, GFI, Promotora, Orient Star and Commercial LLC filed as an exhibit to the Schedule 13G filed on May 3, 2004 are hereby incorporated herein by reference.